UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       June 27, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)
201 Industrial Parkway Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

((908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.         Regulation FD Disclosure

On June 27, 2008, Tekni-Plex, Inc., a Delaware Corporation (the “Company”), commenced a change of control offer to purchase (the “Offer”) any or all of its 10.875% Senior Secured Notes due 2012 (the “Notes”) outstanding under the Indenture dated June 10, 2005 (the “Indenture”) by and among the Company, the guarantors party thereto and HSBC Bank USA, National Association, as trustee. The Company is offering to repurchase the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes or portion of Notes validly tendered for payment thereof, plus accrued and unpaid interest due through August 22, 2008 (the “Consideration”), upon the terms and subject to the conditions of the Offer. The Offer will expire at 5:00 p.m., New York City time on August 19, 2008, unless extended by the Company in its sole discretion. As of the date of the commencement of the Offer, $150.0 million aggregate principal amount of Notes were outstanding.

The Offer is being made pursuant to Section 4.15 of the Indenture. Effective as of May 30, 2008, the Company completed a recapitalization (the “Recapitalization”) pursuant to which investment funds managed by affiliates of Oaktree Capital Management L.P. and Avenue Capital Group obtained a controlling interest of over 80% of the outstanding common stock, par value $0.01 per share, in exchange for the surrender of an aggregate principal amount of $246,081,000 of the Company’s outstanding 12.75% Senior Subordinated Notes due 2010, which constituted a “change of control” under the Indenture.

The Company is currently engaged in discussions with certain of its stockholders to finance the Consideration and its obligations under the Offer. The Company also anticipates seeking financing proposals from third parties. If the Company is not able to obtain financing, it will not be able to consummate the Offer.

The Company has provided recipients of the Offer with certain unaudited pro forma condensed consolidated financial information regarding the Company that gives effect to the Recapitalization. A copy of such unaudited pro forma condensed consolidated financial information is furnished as Exhibit 99.1 hereto.

On June 12, 2008, the Board of Directors (the "Board") of the Company initiated an internal investigation into allegations raised the day before by a current employee that, for the fiscal years ending 2000 to 2006, the Company may have incorrectly recorded certain inventory and accounts receivables in the Colorite Plastics Company ("Colorite"), a division of the Company. The employee did not raise any allegations concerning the accuracy of Colorite's current inventory and accounts receivables. The Board has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel to lead the investigation and to direct forensic accounting consultants retained to assist in the investigation.

On June 26, 2008, the Company placed the Chief Financial Officer and the Corporate Controller — who have been in their respective roles during some or all of the period relevant to the investigation — on paid leave pending the outcome of the investigation. Other members of management will continue to serve in their current roles, including Paul Young, who has been serving as Chief Executive Officer since June 1, 2008, and James A. Mesterharm of AP Services, LLC and a Managing Director at AlixPartners, LLP (“AlixPartners”), who has been serving as Chief Restructuring Officer since December 17, 2007. Gary E. Schafer, 56, a Director at Alix Partners, who has been serving as interim controller for a division of the Company since February 2008, will serve as interim Chief Financial Officer. AP Services, LLC will be providing additional resources to perform the duties of corporate controller in the interim.

The Company has voluntarily reported these matters to the United States Attorney's Office for the Southern District of New York, and to the Staff of the Northeast Regional Office of the Securities and Exchange Commission. The Board also has expanded the scope of the investigation beyond the Colorite division to determine whether any improper accounting practices occurred in other divisions of the Company. The Company cannot predict at this time whether the investigation will conclude that adjustments to prior periods' financial statements are necessary; to the extent that such adjustments are determined to be necessary, the adjustments could be material to the prior periods' financial statements. The investigation is ongoing and the Company cannot estimate at this time when the investigation will conclude.

The information in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.         Financial Statements and Exhibits

(d)	Exhibits

	99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Jim Mesterharm
Name: Jim Mesterharm Title: Chief Restructuring Officer

Date: June 27, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

5